EXHIBIT 3.3

ARTICLES OF INCORPORATION

OF

LIGHTBRIDGE CORPORATION

As amended through May 8, 2025

1. Name of Corporation. The name of this corporation is Lightbridge Corporation.

2. Resident Agent. The resident agent of this corporation in Nevada is CSC Services Of Nevada, Inc. whose address is 2215-B Renaissance Drive, Las Vegas, Clark County, Nevada 89119.

3. Purposes; Powers. The purposes for which the corporation is formed and its powers are:

3.1 To conduct such business as is lawful.

3.2 To purchase, acquire, hold, mortgage, sell, let, lease or otherwise dispose of or deal in real or personal property of every kind, character and description, and to erect, manage, care for, maintain, extend or alter buildings or structures of any kind or character on real property.

3.3 To purchase or otherwise acquire, hold and/or reissue the shares of its capital stock.

3.4 To raise, borrow and secure the payment of money in any lawful manner, including the issue and sale or other disposition of bonds, warrants, debentures, obligations, negotiable and transferable instruments and evidences of indebtedness of all kinds, whether secured by mortgage, pledge, deed of trust, or otherwise, and incur debt in the purchase or acquisition of property, businesses, rights or franchises, or for additional working capital or for any other object connected with its business or affairs, without limit as to amount.

3.5 To enter into, make, perform and carry out contracts of every sort and kind with any person, firm, association, corporation, private, public or municipal or body politic.

3.6 To guarantee any dividends or bonds or contracts or other obligations.

3.7 To have one or more offices or agencies and keep such books of the company outside of Nevada as are not required by law to be kept in Nevada.

4. Authorized Capital. The aggregate number of shares that the corporation will have authority to issue is one hundred and ten million (110,000,000), of which one hundred million (100,000,000) shares will be common stock, with a par value of $0.001 per share, and ten million (10,000,000) shares will be preferred stock, with a par value of $0.001 per share. This preferred stock may be divided into and issued in series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The board of directors of the corporation is authorized, within any limitations prescribed by law, to fix and determine the designations, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

5. Stock Nonassessable. The capital stock of this corporation shall not be subject to assessment to pay the debts of the corporation, and in this particular the Articles of Incorporation shall not be subject to amendment.

1

6. Board of Directors. The members of the governing board shall be styled “Directors” and their number shall not be less than one (1) nor more than fifteen (15).

7. Liability of Directors and Officers. No director or officer shall have personal liability to the corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, but nothing herein shall eliminate or limit the liability of a director or officer for: 7.1 Acts or omissions not in good faith; 7.2 Acts or omissions which involve intentional misconduct, fraud or violation of law; 7.3 Acts or omissions in breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders; 7.4 Acts or omissions from which the director or officer derived an improper personal benefit; or 7.5 Payment of dividends in violation of law.

8. Indemnification. The corporation shall indemnify, to the full extent and in the manner permitted under the laws of Nevada and any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of this corporation or served any other enterprise as a director or officer at the request of this corporation; such right of indemnification shall also be applicable to the executors, administrators and other similar legal representative of any such director or officer. The provisions of this Section shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Section is in effect, and any repeal or modification of this Section shall not affect any rights or obligations then existing with respect to any state of facts then existing or any action, suit or proceeding brought based in whole or in part upon any such state of facts. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer or his legal representative may be entitled apart from the provisions of this Section.

9. Perpetual Existence. This corporation shall have perpetual existence.

10. By-Laws. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of this corporation.

2